As filed with the Securities and Exchange Commission on June 2, 2015	Registration No. 333-204083

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________________

PRE-EFFECTIVE AMENDMENT NO. 1 TO
FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
___________________

GLOBAL SOURCES LTD.
(Exact name of registrant as specified in its charter)

___________________

Bermuda	[Not Applicable]
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Canon’s Court
22 Victoria Street
Hamilton, HM 12, Bermuda
(441) 295-2244
(Address and telephone number of Registrant’s principal executive office)

James J. Clark, Esq.
Stuart G. Downing, Esq.
Cahill Gordon & Reindel llp
80 Pine Street
New York, New York  10005
(212) 701-3000
(Name, address and telephone number of agent for service)

Copies to:
James J. Clark, Esq. Stuart G. Downing, Esq. Cahill Gordon & Reindel llp 80 Pine Street New York, New York 10005 (212) 701-3000	James Bodi, Esq. Appleby (Bermuda) Limited Canon’s Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX, Bermuda (441) 295-2244

Approximate date of commencement of proposed sale to the public:  From time to time after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee (6)
Common shares, par value U.S. $0.01 per share (1)	(4)(5)	(5)(6)	(4)(5)(6)	(6)
Preference shares, par value U.S. $0.01 per share (2)	(4)(5)	(5)(6)	(4)(5)(6)	(6)
Unsecured debt securities (3)	(4)(5)	(5)(6)	(4)(5)(6)	(6)
Warrants to purchase common shares	(4)(5)	(5)(6)	(4)(5)(6)	(6)
Warrants to purchase preference shares	(4)(5)	(5)(6)	(4)(5)(6)	(6)
Warrants to purchase debt securities	(4)(5)	(5)(6)	(4)(5)(6)	(6)
Share purchase contracts	(4)(5)	(5)(6)	(4)(5)(6)	(6)
Share purchase units (7)	(4)(5)	(5)(6)	(4)(5)(6)	(6)
Units consisting of two or more of the above	(4)(5)	(5)(6)	(4)(5)(6)	(6)
Total	(4)(5)	(5)(6)	$300,000,000 (6)	(6)

(1)
Also includes such presently indeterminate number of Global Sources Ltd. common shares into which certain series of Global Sources Ltd. debt securities and Global Sources Ltd. preference shares may be converted and for which no separate consideration will be received and for which Global Sources Ltd. warrants to purchase common shares may be exercised.  A portion of the Global Sources Ltd. common shares registered hereunder may be sold by the selling shareholder from time to time pursuant to this registration statement.

(2)
Also includes such presently indeterminate number of Global Sources Ltd. preference shares into which certain series of Global Sources Ltd. debt securities may be converted and for which no separate consideration will be received and for which Global Sources Ltd. debt warrants may be exercised.

(3)
Also includes presently indeterminate number of Global Sources Ltd. debt securities for which certain Global Sources Ltd. preference shares may be exchanged and for which no separate consideration will be received.

(4)
There are being registered under this registration statement such indeterminate numbers of securities of Global Sources Ltd. as will have an aggregate initial offering price not to exceed $300,000,000.00.  The initial public offering price of any securities denominated in any foreign currencies or currency units will be the U.S. Dollar equivalent thereof based on the prevailing exchange rates at the respective times such securities are first offered.  If any Global Sources Ltd. debt securities are issued at an original issue discount, then the securities registered will include such additional Global Sources Ltd. unsecured debt securities as may be necessary such that the aggregate initial public offering price of all securities issued pursuant to this registration statement will not exceed $300,000,000.00.  In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement will cover such indeterminate number of Global Sources Ltd. common shares that may be issued with respect to share splits, share dividends and similar transactions.  A portion of the Global Sources Ltd. common shares registered hereunder may be sold by the selling shareholder from time to time pursuant to this registration statement.

(5)
Pursuant to General Instruction II.C to Form F-3, the amounts to be registered, proposed maximum aggregate offering price per security, and proposed maximum aggregate offering price have been omitted for each class of securities that is offered hereby by the registrant.

(6)
The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended and reflects the maximum offering price of the securities that may be issued.  Global Sources Ltd. previously paid a registration fee of $34,380 with respect to securities that were previously registered pursuant to the registrant’s prior registration statement on Form F-3, (SEC file no. 333-177577), filed on October 28, 2011.  Pursuant to Rule 457(p) of the Securities Act, we are offsetting $20,545.55 of the filing fee against the filing fee of $34,860.00 due in connection with the filing of this registration statement hereunder.  The registrant previously paid the filing fee of $14,314.45 in connection with its original filing on May 12, 2015.

(7)
Each Global Sources Ltd. share purchase unit consists of (a) a Global Sources Ltd. common share purchase contract, under which the holder or Global Sources Ltd., upon settlement, will purchase a fixed or varying number of Global Sources Ltd. common shares, and (b) a beneficial interest in either Global Sources Ltd. debt securities, Global Sources Ltd. preference shares or debt or equity obligations of third parties, including United States Treasury securities, purchased with the proceeds from the sale of the Global Sources Ltd. share purchase units.  No separate consideration will be received for the Global Sources Ltd. share purchase contracts or the related beneficial interests.

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EXPLANATORY NOTE

Global Sources Ltd. is filing this pre-effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form F-3 (Registration Statement No. 333-204083) (the “Registration Statement”) as an exhibit-only filing to file a revised Exhibit 5.1.  This Amendment does not relate to the prospectus previously filed as part of the Registration Statement.  Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, the Exhibit Index and the filed Exhibit 5.1.  The prospectus previously filed as part of the Registration Statement is unchanged and has been omitted.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors and Officers.

The Companies Act requires every officer, including directors, of a Bermuda company in exercising powers and discharging duties, to act honestly and in good faith with a view to the best interests of the company, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.  The Companies Act further provides that a Bermuda company may in its bye-laws or in any contract or arrangement between the company and any officer, or any person employed by the company as auditor, exempt such officer or person from, or indemnify him in respect of, any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty in relation to the company or any subsidiary thereof, but any provision whether contained in the bye-laws of a Bermuda company or in any contract or arrangement between the company and any officer, including a director, or any person employed by the company as auditor, exempting such officer or person from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him, in respect of any fraud or dishonesty of which he may be guilty in relation to the company, shall be void.

Under our bye-laws, every director, officer, resident representative and committee member shall be indemnified out of our funds against all liabilities, loss, damage or expense, including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable, incurred or suffered by him as director, officer, resident representative or committee member; provided that the indemnity contained in the bye-laws will not extend to any matter which would render it void under the Companies Act as discussed above.

Our bye-laws also contain provisions for the advancement of funds to our directors, officers and other indemnified persons for expenses incurred in defending legal proceedings against them arising from the course of their duties.  At our Annual General Meeting on June 11, 2008, our shareholders approved amendments to our bye-laws to provide more specifically that if any fraud or dishonesty on the part of the director, officer or other indemnified person concerned is proved, any such funds advanced to him or her must be repaid.  These amendments conformed our bye-laws with changes to the Companies Act.

Item 9.  Exhibits.

A list of the exhibits to this registration statement is set forth in the Exhibit Index on page E-1 of this registration statement and is incorporated herein by reference.

Item 10.  Undertakings.

THE UNDERSIGNED REGISTRANT HEREBY UNDERTAKES:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

A.
Paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.
Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F (17 CFR 249.220f) at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.           If the registrant is relying on Rule 430B (17 CFR 230.430B):

A.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.
If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Hong Kong Special Administrative Region of the People’s Republic of China on June 2, 2015.

GLOBAL SOURCES LTD. By: /s/ Connie Lai Name: Connie Lai Title: Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS THAT each person whose signature appears below does hereby constitute and appoint Merle A. Hinrich, Spenser Au, Connie Lai and Chan Hoi Ching, and each of them, as his true and lawful attorney-in-fact and agent and in his or her name, place, and stead, and in any and all capacities, to sign his or her name to the Registration Statement of Global Sources Ltd., a Bermuda corporation, on Form F-3 under the Securities Act of 1933, and to any and all amendments or supplements thereto (including any post-effective amendments, including any registration statement filed under Rule 462(b) under the Securities Act of 1933), with all exhibits thereto and other documents in connection therewith and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully and to all intents and purposes as the undersigned could do if personally present, and the undersigned hereby ratifies and confirms all that said attorneys or any one of them shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Merle A. Hinrich Merle A. Hinrich	Executive Chairman of the Board; Director (a principal executive officer)	June 2, 2015
/s/ Spenser Au Spenser Au	Chief Executive Officer	June 2, 2015
/s/ Connie Lai Connie Lai	Chief Financial Officer (principal financial officer and principal accounting officer)	June 2, 2015
/s/ Sarah Benecke Sarah Benecke	Director	June 2, 2015
/s/ Eddie Heng Teng Hua Eddie Heng Teng Hua	Director	June 2, 2015
/s/ David F Jones David F Jones	Director	June 2, 2015

/s/ Roderick E Chalmers Roderick E Chalmers	Director	June 2, 2015
/s/ James A Watkins James A Watkins	Director	June 2, 2015
/s/ Yam Kam Hon Peter Yam Kam Hon Peter	Director	June 2, 2015
/s/ Brent Barnes Brent Barnes	Chief Operating Officer (authorized representative in the United States)	June 2, 2015

EXHIBITS

Exhibit Number	Description
1.1*	Form of Underwriting Agreement (Equity).
1.2*	Form of Underwriting Agreement (Debt).
1.3*	Form of Underwriting Agreement (Share Purchase Contracts).
1.4*	Form of Underwriting Agreement (Share Purchase Units).
3.1(1)	Memorandum of Association of the Company.
3.2(1)	Bye-laws of the Company.
3.3(2)	Amendments to the Bye-laws of Global Sources Ltd, as approved at the May 6, 2002 Annual General Meeting of Shareholders.
4.1(1)	Specimen Common Share Certificate.
4.2(3)	Form of Senior Debt Securities Indenture.
4.3(3)	Form of Senior Debt Securities (included as part of Exhibit 4.2).
4.4(3)	Form of Subordinated Debt Securities Indenture.
4.5(3)	Form of Subordinated Debt Securities (included as part of Exhibit 4.4).
4.6*	Form of Standard Share Warrant Agreement.
4.7*	Form of Standard Share Warrant Certificate.
4.8*	Form of Standard Debt Warrant Agreement.
4.9*	Form of Standard Debt Warrant Certificate.
4.10*	Form of Standard Share Purchase Contract Agreement.
5.1**	Opinion of Appleby.
5.2ǂ	Opinion of Cahill Gordon & Reindel llp.
12.1ǂ	Computation of ratio of earnings to fixed charges.
23.1**	Consent of Appleby (included as part of Exhibit 5.1).
23.2ǂ	Consent of Cahill Gordon & Reindel llp (included as part of Exhibit 5.2).
23.3ǂ	Consent of PricewaterhouseCoopers LLP.
24.1**	Power of Attorney (included on signature page to this Registration Statement).
25.1*	Form T-1 Statement of Eligibility of Trustee (Senior Debt Securities Indenture and Subordinated Debt Securities Indenture).
______________________
*	To be filed as an amendment to this registration statement or as an exhibit to an Exchange Act report of the Registrant(s) and incorporated herein by reference.

**	Filed herewith.

ǂ	Filed previously.

(1)
Incorporated herein by reference to Global Sources Ltd.’s (previously named Fairchild (Bermuda), Ltd.) annual report on Form 20-F (File No. 000-30678), as filed with the Securities and Exchange Commission on June 30, 2000.

(2)	Incorporated herein by reference to Form 6-K filed with the Securities and Exchange Commission on May 6, 2002.

(3)	Incorporated herein by reference to the Registration Statement of Global Sources Ltd. on Form F-3 filed with the Securities and Exchange Commission on April 12, 2004.